Question 77C
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At the Special Meeting of Shareholders of the Trust held on
June 2, 2005, the following votes were recorded on behalf of Essex Small/Micro Cap Growth Fund. The proposal, which shareholders were asked to vote on, are explained in further detail in the proxy statement dated April 29, 2005:


Proposal 1 - To approve a Subadvisory Agreement between Managers
	     Investment Group LLC and Essex Investment Management
	     Company, LLC.
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
------------------------------------------------------------------
                               Voted
------------------------------------------------------------------
						 Shares
                         Votes              Outstanding
                         --------           -----------
"Affirmative"         594,984.732           662,707.256

"Against"                   --       		  --

"Abstain"                 901.751



Pursuant to Article V, Section 4 of the Master Trust Agreement of the Trust and the Securities Exchange Act of 1934, such total votes on each proposal represented a quorum of the outstanding shares of the Fund.